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Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Solutia Inc.:

        We have audited the accompanying statements of consolidated financial position of Solutia Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related statements of consolidated income (loss), comprehensive income (loss), cash flow, and shareholders' equity (deficit) for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in the notes to the consolidated financial statements, the Company was required to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP
St. Louis, Missouri March 4, 2002 (June 4, 2002 as to Note 19, June 17, 2002 as to Note 20, October 16, 2002 as to Note 21 and November 15, 2002 as to Note 22)

SOLUTIA INC.

STATEMENT OF CONSOLIDATED INCOME (LOSS)

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions, except per share amounts)
Net Sales	$2,817	$3,185	$2,830
Cost of goods sold	2,388	2,699	2,178

Gross Profit	429	486	652
Marketing expenses	175	165	153
Administrative expenses	160	173	122
Technological expenses	66	91	80
Amortization expense	34	33	3

Operating Income (Loss)	(6)	24	294
Equity earnings (loss) from affiliates—net of tax	(13)	35	36
Interest expense	(90)	(83)	(40)
Gain on sale of Polymer Modifiers business	—	73	—
Other income (expense)—net	32	(8)	13

Income (Loss) Before Income Taxes	(77)	41	303
Income taxes (benefit)	(18)	(8)	97

Net Income (Loss)	$(59)	$49	$206

Basic Earnings (Loss) Per Share	$(0.57)	$0.46	$1.86

Diluted Earnings (Loss) Per Share	$(0.57)	$0.46	$1.80

Weighted average equivalent shares (in millions):
Basic	103.9	105.9	110.8
Effect of dilutive securities:
Common share equivalents—common stock issuable upon exercise of outstanding stock options	—	1.6	3.8

Diluted	103.9	107.5	114.6

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
Net Income (Loss)	$(59)	$49	$206
Other Comprehensive Income (Loss):
Currency translation adjustments	(37)	(86)	(44)
Cumulative effect of accounting change, net of tax of $(1)	2	—	—
Net loss on derivative instruments, net of tax of $2	(3)	—	—
Minimum pension liability adjustments, net of tax of $(2) in 2001, $(4) in 2000, and $2 in 1999	2	7	(4)

Comprehensive Income (Loss)	$(95)	$(30)	$158

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

STATEMENT OF CONSOLIDATED FINANCIAL POSITION

	As of December 31,
	2001	2000
	(Dollars in millions, except per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$23	$19
Trade receivables, net of allowances of $22 in 2001 and $12 in 2000	352	406
Miscellaneous receivables	105	109
Prepaid expenses	15	17
Deferred income tax benefit	123	107
Inventories	303	357

Total Current Assets	921	1,015
Property, Plant and Equipment:
Land	58	60
Buildings	425	421
Machinery and equipment	3,006	2,982
Construction in progress	51	62

Total property, plant and equipment	3,540	3,525
Less accumulated depreciation	2,397	2,320

Net Property, Plant and Equipment	1,143	1,205
Investments in Affiliates	313	351
Goodwill, net of accumulated amortization of $45 in 2001 and $24 in 2000	386	421
Identified Intangible Assets, net of accumulated amortization of $28 in 2001 and $16 in 2000	224	217
Long-Term Deferred Income Tax Benefit	254	190
Other Assets	167	182

Total Assets	$3,408	$3,581

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$233	$359
Wages and benefits	56	45
Postretirement liabilities	82	78
Miscellaneous accruals	362	373
Short-term debt	683	494

Total Current Liabilities	1,416	1,349
Long-Term Debt	627	784
Postretirement Liabilities	947	941
Other Liabilities	531	541
Shareholders' Equity (Deficit):
Common stock (authorized, 600,000,000 shares, par value $0.01)
Issued: 118,400,635 shares in 2001 and 2000	1	1
Net deficiency of assets at spinoff	(113)	(113)
Treasury stock, at cost (13,921,604 and 15,484,194 shares in 2001 and 2000, respectively)	(257)	(296)
Unearned ESOP shares	(1)	(9)
Accumulated other comprehensive income (loss)	(144)	(108)
Reinvested earnings	401	491

Total Shareholders' Equity (Deficit)	(113)	(34)

Total Liabilities and Shareholders' Equity (Deficit)	$3,408	$3,581

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

STATEMENT OF CONSOLIDATED CASH FLOW

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$(59)	$49	$206
Adjustments to reconcile to Cash From Operations:
Items that did not use (provide) cash:
Depreciation and amortization	184	191	151
Amortization of deferred credits	(14)	(12)	(10)
Restructuring expenses and other unusual items	127	195	63
Net pretax gains from asset disposals	(36)	(79)	(8)
Changes in assets and liabilities:
Income and deferred taxes	(48)	(11)	64
Trade receivables	47	69	(18)
Inventories	57	(18)	42
Accounts payable	(125)	41	(20)
Other assets and liabilities	(89)	(181)	(106)

Cash From Operations	44	244	364

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(94)	(221)	(257)
Acquisition and investment payments, net of cash acquired	(35)	(110)	(835)
Property disposals and investment proceeds	43	220	30

Cash Used in Investing Activities	(86)	(111)	(1,062)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	41	(22)	511
Net change in long-term debt obligations	—	(13)	201
Treasury stock purchases	—	(106)	(79)
Dividend payments	(4)	(4)	(4)
Common stock issued under employee stock plans	13	4	8
Other financing activities	(4)	(1)	—

Cash From (Used in) Financing Activities	46	(142)	637

Increase (Decrease) in Cash and Cash Equivalents	4	(9)	(61)
CASH AND CASH EQUIVALENTS:
Beginning of year	19	28	89

End of year	$23	$19	$28

        The effect of exchange rate changes on cash and cash equivalents was not material. Cash payments for interest (net of amounts capitalized) were $90 million in 2001, $88 million in 2000, and $41 million in 1999. Cash payments for income taxes were $24 million in 2001, $17 million in 2000, and $43 million in 1999. Cash payments for the management of environmental programs which were charged against recorded environmental liabilities were $40 million in 2001, $29 million in 2000, and $22 million in 1999.

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY (DEFICIT)

	Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
COMMON STOCK:
Balance, January 1	$1	$1	$1

Balance, December 31	$1	$1	$1

NET DEFICIENCY OF ASSETS AT SPINOFF:
Balance, January 1	$(113)	$(113)	$(113)

Balance, December 31	$(113)	$(113)	$(113)

TREASURY STOCK:
Balance, January 1	$(296)	$(209)	$(143)
Shares purchased (0 shares in 2001, 7,717,300 shares in 2000, 3,781,700 shares in 1999)	—	(106)	(79)
Net shares issued under employee stock plans (1,562,590 shares in 2001, 1,092,870 shares in 2000, 551,613 shares in 1999)	39	19	13

Balance, December 31	$(257)	$(296)	$(209)

UNEARNED ESOP SHARES:
Balance, January 1	$(9)	$(18)	$(25)
Amortization of ESOP balance	8	9	7

Balance, December 31	$(1)	$(9)	$(18)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
ACCUMULATED CURRENCY ADJUSTMENT:
Balance, January 1	(101)	(15)	29
Currency translation adjustments	(37)	(86)	(44)

Balance, December 31	(138)	(101)	(15)

MINIMUM PENSION LIABILITY:
Balance, January 1	(7)	(14)	(10)
Minimum pension liability adjustments	2	7	(4)

Balance, December 31	(5)	(7)	(14)

DERIVATIVE INSTRUMENTS:
Balance, January 1	—	—	—
Cumulative effect of accounting change	2	—	—
Net losses on derivative instruments	(3)	—	—

Balance, December 31	(1)	—	—

Balance, December 31	$(144)	$(108)	$(29)

REINVESTED EARNINGS:
Balance, January 1	$491	$450	$254
Net income (loss)	(59)	49	206
Employee stock plans	(27)	(4)	(6)
Dividends	(4)	(4)	(4)

Balance, December 31	$401	$491	$450

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	$(113)	$(34)	$82

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share amounts)

1.    Significant Accounting Policies

  Nature of Operations

        Solutia Inc. and its subsidiaries make and sell a variety of high-performance chemical-based materials. Solutia is a world leader in performance films for laminated safety glass and after-market applications; resins and additives for high-value coatings; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

        Prior to September 1, 1997, Solutia was a wholly-owned subsidiary of the former Monsanto Company (now known as Pharmacia Corporation). On September 1, 1997, Monsanto distributed all of the outstanding shares of common stock of the Company as a dividend to Monsanto stockholders (the spinoff). As a result of the spinoff, on September 1, 1997, Solutia became an independent publicly-held company listed on the New York Stock Exchange and its operations ceased to be owned by Monsanto. Net deficiency of assets of $113 million resulted from the spinoff.

  Basis of Consolidation

        The consolidated financial statements include the accounts of Solutia and its majority-owned subsidiaries. Other companies in which Solutia has a significant interest (20 to 50 percent) are included in "Investments in Affiliates" in the Statement of Consolidated Financial Position. Solutia's share of these companies' net earnings or losses is reflected in "Equity Earnings (Loss) from Affiliates" in the Statement of Consolidated Income (Loss).

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect revenues and expenses during the period reported. Estimates are adjusted when necessary to reflect actual experience. Significant estimates were used to account for restructuring reserves, environmental reserves, self-insurance reserves, employee benefit plans, asset impairments and contingencies.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

  Inventory Valuation

        Inventories are stated at cost or market, whichever is less. Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and goods in process. Standard cost includes direct labor and raw materials, and manufacturing overhead based on practical capacity. The cost of certain inventories (62 percent as of December 31, 2001) is determined by the last-in, first-out (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. The cost of other inventories generally is determined by the first-in, first-out (FIFO) method.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. The cost of plant and equipment is depreciated over weighted average periods of 20 years for buildings and 12 years for machinery and equipment, by the straight-line method.

  Intangible Assets

        The cost of intangible assets is amortized on a straight-line basis over the estimated periods benefited, generally 20 years for goodwill and periods ranging from 5 to 20 years for identified intangible assets.

  Impairment of Long-Lived Assets

        Impairment tests of long-lived assets are made when conditions indicate a possible loss. Impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate.

  Environmental Remediation

        Costs for remediation of waste disposal sites are accrued in the accounting period in which the obligation is probable and when the cost is reasonably estimable. Postclosure costs for hazardous and other waste facilities at operating locations are accrued over the estimated life of the facility as part of its anticipated closure cost. Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from insurance or third parties. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectability of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.

  Self-Insurance

        Solutia maintains self-insurance reserves to cover its estimated future legal costs and settlements related to workers' compensation, product, general, auto and operations liability claims that are less than policy deductible amounts or not covered by insurance. The Company also has purchased commercial insurance in order to reduce its exposure to such claims. Self-insured losses are accrued based upon estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experience.

  Revenue Recognition

        The Company's revenue-earning activities involve delivering or producing goods, and revenues are considered to be earned when the Company has completed the process by which it is entitled to such revenues. The following criteria are used for revenue recognition: persuasive evidence of an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured. In the case of the pharmaceutical services businesses, revenues are primarily recorded on a percentage of completion method.

  Derivative Financial Instruments

        Currency forward contracts are used to manage currency exposures for financial instruments denominated in currencies other than the entity's functional currency. Natural gas contracts are used to manage some of the exposure for the cost of natural gas. Gains and losses on contracts that are designated and effective as hedges are included in net income (loss) and offset the exchange gain or loss of the transaction being hedged.

        Major currencies affecting the Company's business are the U.S. dollar, the British pound sterling, the euro, the Canadian dollar and the Brazilian real. Currency restrictions are not expected to have a significant effect on Solutia's cash flow, liquidity or capital resources.

  Income Taxes

        Solutia accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities at enacted rates.

  Currency Translation

        The local currency has been used as the functional currency for nearly all worldwide locations. The financial statements for most of Solutia's ex-U.S. operations are translated into U.S. dollars at current or average exchange rates. Unrealized currency translation adjustments in the Statement of Consolidated Financial Position are accumulated in equity.

  Earnings (Loss) per Share

        Basic earnings (loss) per share is a measure of operating performance that assumes no dilution from securities or contracts to issue common stock. Diluted earnings (loss) per share is a measure of operating performance by giving effect to the dilution that would occur if securities or contracts to issue common stock were exercised or converted. At December 31, 2001, 1.2 million common share equivalents were excluded because the effect would be antidilutive.

  New Accounting Pronouncements

        Effective January 1, 2002, Solutia adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," which provide guidance related to accounting for business combinations and goodwill. The adoption of SFAS No. 141 did not have a material effect on Solutia's financial statements. Solutia has not completed its evaluation of SFAS No. 142 and, therefore, has not determined the final impact that the adoption of this standard will have on its financial position and results of operations. However, preliminary valuation work indicates that there is a potential goodwill impairment in the Company's Resins and Additives business. While the second step of the evaluation process is yet to be finalized, it is likely that a pretax impairment charge in the range of

$100 million to $200 million will be required. In addition, the Company expects annual amortization expense will be reduced by approximately $20 million to $25 million aftertax. See Footnote 19.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement addresses accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement obligations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Solutia is evaluating SFAS No. 143 to determine the effects, if any, on its consolidated financial statements.

        Effective January 1, 2002, Solutia adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material effect on Solutia's consolidated financial statements.

  Reclassifications

        Certain reclassifications to prior years' financial information have been made to conform to the 2001 presentation. These reclassifications included amounts related to employee stock plans which were previously classified as a reduction of net deficiency of assets at spinoff that have been reclassified to reinvested earnings.

2.    Acquisitions and Divestitures

        During the third quarter of 2000, Solutia completed the sale of its Polymer Modifiers business and related manufacturing facilities to Ferro Corporation for approximately $130 million. As a result of this transaction, Solutia recognized a $73 million pretax gain ($46 million aftertax). Solutia's results of operations included net sales of approximately $90 million in 2000 and $145 million in 1999 and operating income of approximately $16 million in 2000 and $36 million in 1999 from the Polymer Modifiers business.

        During the second quarter of 2000, Solutia recognized a $15 million pretax gain ($9 million aftertax) on the sale of substantially all of its minority interest in P4 Production L.L.C., a phosphorus manufacturing venture. The results of operations from Solutia's minority interest in P4 Production L.L.C. were not material to Solutia's consolidated results of operations.

        During the first quarter of 2000, Solutia completed two acquisitions in the Specialty Products segment, which provide custom process and technology services to the global pharmaceutical industry. In the first acquisition, which closed on February 10, Solutia acquired CarboGen Holdings AG. CarboGen is a leading process research and development firm. In the second acquisition, which closed on March 24, Solutia purchased AMCIS AG. AMCIS serves the global pharmaceutical industry by developing production processes and by manufacturing active ingredients for clinical trials and small-volume commercial drugs. The combined purchase price for these acquisitions was approximately $118 million, which was financed with commercial paper and the assumption of debt.

        Both of the acquisitions have been accounted for using the purchase method. The allocations of the purchase price to the assets and liabilities acquired resulted in current assets of $17 million, non-current assets of $27 million, goodwill of $57 million, other intangible assets of $41 million, current liabilities of $21 million and non-current liabilities of $3 million. Goodwill is being amortized over its estimated useful life of 20 years, and other intangible assets are being amortized over their estimated useful lives, which average 18 years.

        Results of operations for CarboGen and AMCIS were included in Solutia's results of operations from the acquisition dates. The results of operations for the acquired businesses were not material to Solutia's consolidated results of operations for 2000.

        On December 22, 1999, Solutia acquired Vianova Resins from Morgan Grenfell Private Equity Ltd. for approximately 1.2 billion deutsche marks (approximately $617 million), which was financed with commercial paper and the assumption of debt. Vianova Resins is a leading European producer of resins and additives for coatings and technical applications for the specialty, industrial and automotive sectors.

        The acquisition has been accounted for using the purchase method. The allocation of the purchase price to the assets and liabilities acquired resulted in current assets of $192 million, non-current assets of $227 million, goodwill of $321 million, other intangible assets of approximately $163 million, current liabilities of $99 million and non-current liabilities of $187 million. Goodwill is being amortized over its estimated useful life of 20 years, and other intangible assets are being amortized over their estimated useful lives, which average 19 years.

        On May 25, 1999, Solutia acquired CPFilms Inc. from Akzo Nobel N.V. for approximately $200 million, which was financed with commercial paper. CPFilms is a leading manufacturer and marketer of window film and other high-technology film products for automotive and architectural after-markets and a variety of other specialty film applications. The acquisition has been accounted for using the purchase method. The allocation of the purchase price to the identifiable assets and liabilities acquired resulted in goodwill of approximately $80 million. Goodwill and other intangible assets are being amortized over their estimated useful lives of 20 years. CPFilms' results of operations from May 25, 1999, through 31, 1999, were included in Solutia's Statement of Consolidated Income for the year ended December 31, 1999.

        The following unaudited pro forma condensed information for the year ended December 31, 1999, gives effect to the acquisitions of CPFilms and Vianova Resins, and the associated debt financing, as if the acquisitions and the financing had occurred as of the beginning of the periods presented.

For the Year Ended December 31, 1999
(Unaudited)
Net sales	$3,357
Net income	203
Basic earnings per share	1.83
Diluted earnings per share	1.77

3.    Restructuring and Business Combination Reserves

        During the fourth quarter of 2000, Solutia recorded restructuring charges of $53 million ($33 million aftertax) to cost of goods sold for costs associated with work force reductions and closure of certain non-strategic facilities. During 2001, Solutia reduced its workforce by approximately

700 positions. Additionally, Solutia eliminated more than 750 contractor positions during 2001. Approximately 90 percent of the workforce reductions affected North American business and manufacturing operations, and approximately 10 percent affected European, Asian and Latin American operations and sales offices. Management positions represented approximately one-third of the workforce reductions. During the fourth quarter of 2001, Solutia determined that the original provision taken for its 2001 restructuring program was insufficient to cover its total costs. Actual costs to terminate certain European and North American management employees and certain employee benefit costs for involuntary terminations were higher than the original estimates. As a result, Solutia recorded additional restructuring charges of $9 million ($6 million aftertax) to cost of goods sold to cover these higher costs. The restructuring actions contemplated by this reserve were completed by the end of 2001. Certain severance payments owed to individuals terminated late in the fourth quarter of 2001 have been included in accrued liabilities and will be paid in their entirety during the first quarter of 2002. The closure of non-strategic facilities is not anticipated to have a significant impact on future operations.

        The following table summarizes the 2000 restructuring charge and amounts utilized to carry out those plans:

	Employment Reductions	Shutdown of Facilities	Total
Balance at January 1, 2000	$—	$—	$—
Charges taken	50	3	53
Amounts utilized	—	(3)	(3)

Balance at December 31, 2000	$50	$—	$50

Charges taken	9	—	9
Amounts utilized	(59)	—	(59)

Balance at December 31, 2001	$—	$—	$—

        During the second quarter of 2000, Solutia completed plans to integrate Vianova Resins operations with Solutia's resins business and service organizations and recorded a liability of $11 million to accrue for costs of integration, in accordance with Emerging Issues Task Force Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The integration plans included employment reductions primarily from Vianova Resins service organizations located in more than 10 countries. In addition, the plans included amounts to shut down certain Vianova Resins sales offices. During the first half of 2001, Solutia completed the integration actions of shutting down certain Vianova Resins sales offices at a cost of approximately $1 million and reduced its workforce by approximately 130 positions at a cost of approximately $10 million.

        The following table summarizes the Vianova Resins integration costs and amounts utilized to carry out those plans:

	Employment Reductions	Shutdown of Facilities	Total
Balance at January 1, 2000	$—	$—	$—
Charges taken	10	1	11
Amounts utilized	(2)	—	(2)

Balance at December 31, 2000	$8	$1	$9

Amounts utilized	(8)	(1)	(9)

Balance at December 31, 2001	$—	$—	$—

        As part of the integration of Vianova Resins with Solutia's resins businesses, Solutia identified excess production capacity for certain Solutia resins products that will allow for the consolidation of production facilities. As a result, Solutia decided to exit its operations at the Port Plastics site in Addyston, Ohio. An $8 million ($5 million aftertax) charge to cost of goods sold was recorded in the second quarter of 2000 to carry out the exit plan. The charge included $2 million to write down plant assets to their fair value of approximately $1 million, $2 million of dismantling costs and $4 million of estimated costs for which Solutia is contractually obligated under an operating agreement. Fair value was determined by discounting future cash flows using an appropriate discount rate. Under the operating agreement, Solutia is required to provide 24 months notice of intent to exit and to pay contractually obligated costs for an additional 18 months thereafter to a third-party operator. The contractually obligated costs represent direct manufacturing, overhead, utilities and severance. The financial impact will not be material to Solutia as production will be shifted to other production facilities.

        The following table summarizes the 2000 restructuring charge and amounts utilized to carry out those plans:

	Shutdown of Facilities	Asset Writedowns	Other Costs	Total
Balance at January 1, 2000	$—	$—	$—	$—
Charges taken	2	2	4	8
Amounts utilized	—	(2)	—	(2)

Balance at December 31, 2000	$2	$—	$4	$6
Amounts utilized	—	—	—	—

Balance at December 31, 2001	$2	$—	$4	$6

        In February 1999, Integrated Nylon's ammonia unit experienced the failure of certain equipment critical to the production process. Based on an analysis of the economics of purchased ammonia and the cost to repair the equipment, Solutia decided to exit the ammonia business. A $28 million ($18 million aftertax) charge to cost of goods sold was recorded in the first quarter of 1999 to implement the exit plan. The charge included $2 million to write down the assets to their fair value of approximately $4 million, $4 million of dismantling costs and $22 million of costs for which Solutia is contractually obligated under an operating agreement. During the first quarter of 2000, Solutia entered into an agreement for the dismantling of those assets by a third-party and as a result, transferred the liability for dismantling to the third-party. During the third quarter of 2000, Solutia reached an agreement with the plant operator for the final settlement of the contractually obligated costs. As a result, Solutia transferred the liability for the contractually obligated costs to accrued liabilities. Net sales for the ammonia business were $1 million for the year ended December 31, 1999. Operating income for that period was minimal.

        The following table summarizes the 1999 restructuring charge and amounts utilized to carry out those plans:

	Shutdown of Facilities	Asset Writedowns	Other Costs	Total
Balance at January 1, 1999	$—	$—	$—	$—
Charges taken	4	2	22	28
Amounts utilized	—	(2)	(6)	(8)

Balance at December 31, 1999	$4	$—	$16	$20

Amounts utilized	(4)	—	(16)	(20)

Balance at December 31, 2000	$—	$—	$—	$—

4.    Asset Impairments

        During the fourth quarter of 2000, Solutia recorded a $76 million ($47 million aftertax) impairment charge to cost of goods sold primarily to write down certain non-performing and non-strategic fiber spinning, drawing and packaging equipment which supports several of Integrated Nylon's product lines. Solutia also recorded an impairment charge to cost of goods sold of $15 million ($10 million aftertax) to write down chlorobenzenes' production equipment in the Specialty Products segment. The impairments were indicated by 2000 operating losses and projections of continued losses primarily because of the noncompetitive cost positions these businesses have and the competitive market conditions that they face. The carrying values of the assets were written down as determined by discounting expected future cash flows, using an appropriate discount rate. The assumptions used in the cash flow projections were not materially different from the market conditions experienced in 2000. These conditions are not expected to improve significantly in the foreseeable future. The cash flow assumptions included a declining demand and market share combined with decreased operating margins. Lower operating margins reflect the non-competitive cost position of these businesses and the impact of lower selling prices associated with an extremely competitive operating environment.

        During the second quarter of 2000, Solutia recorded a $6 million ($4 million aftertax) impairment charge to administrative expenses for the write down of capitalized software costs related to the formation of the Astaris joint venture. The software had previously been fully dedicated to Solutia's Phosphorus Derivatives business. Impairment was indicated by a significant change in the extent and manner in which Astaris was expected to utilize the asset under a transition services agreement. The carrying value of the asset was written down to its estimated fair value, as determined by discounting expected future cash flows, using an appropriate discount rate.

        An impairment charge of $6 million ($4 million aftertax) was recorded in the first quarter of 1999 to cost of goods sold primarily to write down a bulk continuous filament spinning machine as a result of management's decision to shut down the equipment due to a noncompetitive cost position. The adjusted carrying value of the machine was $0.5 million at the time of the write down. The charge was due to a review under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of," which indicated that the carrying amount of the assets exceeded the identifiable, undiscounted cash flows related to the assets. Fair value of the assets was determined based on estimates of market prices for the machinery. Operating income derived from the machinery was minimal in the year ended December 31, 1999.

5.    Risk Management Activities

        Effective January 1, 2001, Solutia adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting SFAS No. 133 as of January 1, 2001, resulted in a cumulative addition to other comprehensive income (loss) of $2 million aftertax, principally attributable to unrealized gains in commodity cash flow hedges.

        Solutia's business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, Solutia enters into various hedging transactions that enable it to alleviate the adverse effects of financial market risk. Designation is performed on a specific exposure basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Solutia's hedging transactions are carried out under policies and procedures approved by the Audit and Finance Committee of the Board of Directors, which do not permit the purchase or holding of any derivative financial instruments for trading purposes.

  Foreign Currency Exchange Rate Risk

        Solutia manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. Solutia uses foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. Solutia primarily uses forward exchange contracts and purchased options to hedge these risks with maturities of less than 18 months.

        Solutia also enters into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. Solutia has chosen not to designate these instruments as hedges and to allow the gains and losses that arise from marking the contracts to market to be recorded in other income (expense)—net in the period. The net impact of the related gains and losses was not material.

        In addition, Solutia uses forward exchange contracts which are designated and qualify as cash flow hedges. These are intended to offset the effect of exchange rate fluctuations on certain forecasted equipment purchases. Gains and losses on these instruments to the extent that the hedge is effective are deferred in other comprehensive income (loss) until the related depreciation of equipment purchased is recognized in earnings. The earnings impact is reported in cost of goods sold to match the classification of depreciation. At December 31, 2001, all hedges were determined to be effective.

        No cash flow hedges were discontinued during the year due to changes in expectations on the original forecasted transactions. Foreign currency hedging activity is not material to Solutia's financial statements.

  Interest Rate Risk

        Interest rate risk is primarily related to the changes in fair value of fixed-rate long-term debt and short-term, floating rate debt. Solutia believes its current debt structure appropriately protects the Company from changes in interest rates and is not actively using any contracts to manage interest rate risk.

  Commodity Price Risk

        Certain raw materials and energy sources used by Solutia are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. Solutia periodically uses forward and option contracts to manage the volatility related to anticipated energy and raw material purchases with maturities up to 18 months. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in other comprehensive income (loss) to the extent effective, and reclassified into cost of goods sold in the period during which the hedged transaction affects earnings. The mark-to-market gains or losses on ineffective portions of hedges are recognized in cost of goods sold immediately. For the year ended December 31, 2001, the net impact on other comprehensive income (loss) included approximately $4 million aftertax for unrealized losses on cash flow hedges partially offset by reclassifications out of other comprehensive income (loss) of approximately $1 million aftertax for realized losses on cash flow hedges. Solutia estimates that approximately $2 million of existing net unrealized losses will be reclassified to cost of goods sold within 12 months.

  Credit Risk

        Credit risk arising from the inability of a counterparty to meet the terms of Solutia's financial instrument contracts is generally limited to the amounts, if any, by which the counterparty's obligations exceed the obligations of the Company. It is Solutia's policy to enter into financial instruments with a diversity of creditworthy counterparties. Therefore, Solutia does not expect to incur material credit losses on its risk management or other financial statement instruments.

6.    Investments in Affiliates

        In January of 2002, Solutia signed an agreement to sell its 50 percent interest in the Advanced Elastomer Systems joint venture to ExxonMobil Chemical Company, a division of Exxon Mobil Corporation and Exxon Chemical Asset Management Partnership, a subsidiary of Exxon Mobil Corporation for approximately $100 million. The sale is expected to close during the first quarter of 2002 and result in a modest gain. Solutia will use the net sales proceeds to pay down debt.

        In April 2000, Astaris LLC, a joint venture between Solutia and FMC Corporation, started operations to manufacture and market phosphorus chemicals. Solutia contributed its Phosphorus Derivatives business to the joint venture in exchange for a 50 percent ownership share. Net assets contributed to the venture totaled approximately $87 million. During the third quarter of 2000, Solutia received $85 million from Astaris representing a cash distribution and repayment of working capital loans. In connection with the external financing agreement for Astaris completed during the third quarter of 2000, Solutia contractually agreed to provide Astaris with funding in the event the joint venture fails to meet certain financial benchmarks. During 2001, Solutia contributed $31 million to Astaris under this agreement. Solutia anticipates a contribution of up to $25 million will be required in 2002.

        At December 31, 2001, Solutia's investments in affiliates consisted principally of its 50 percent interests in the Flexsys, Advanced Elastomers Systems and Astaris joint ventures for which Solutia uses the equity method of accounting. Solutia received dividends from affiliates of approximately $30 million in 2001, $45 million in 2000 and $60 million in 1999. Summarized combined financial information for 100 percent of the Flexsys, AES and Astaris joint ventures is as follows:

	2001	2000	1999
Results of operations:
Net sales	$1,241	$1,247	$869
Gross profit	226	327	267
Operating income (loss)	(63)	138	108
Net income (loss)	(48)	95	85
Financial position:
Current assets	$493	$552
Noncurrent assets	768	744
Current liabilities	498	347
Noncurrent liabilities	205	334

7.    Inventory Valuation

        The components of inventories were:

	2001	2000
Finished goods	$209	$305
Goods in process	107	105
Raw materials and supplies	100	108

Inventories, at FIFO cost	416	518
Excess of FIFO over LIFO cost	(113)	(161)

Total	$303	$357

        Inventories at FIFO approximate current cost. The effects of LIFO inventory liquidations were not significant.

8.    Income Taxes

        The components of income (loss) before income taxes were:

	2001	2000	1999
United States	$(154)	$(23)	$224
Outside United States	77	64	79

Total	$(77)	$41	$303

        The components of income tax expense (benefit) charged to operations were:

	2001	2000	1999
Current:
U.S. federal	$(30)	$(63)	$48
U.S. state	—	(2)	6
Outside United States	46	34	20

	16	(31)	74

Deferred:
U.S. federal	(3)	46	18
U.S. state	(13)	(7)	—
Outside United States	(18)	(16)	5

	(34)	23	23

Total	$(18)	$(8)	$97

        During 2000, Germany reduced its corporate tax rate effective January 1, 2001. In accordance with SFAS No. 109, "Accounting for Income Taxes," Solutia recognized $7 million of income to record the net effect of the change on deferred income tax assets and liabilities. This adjustment is included as part of the deferred tax provision above.

        Factors causing Solutia's effective tax rate to differ from the U.S. federal statutory rate were:

	2001	2000	1999
U.S. federal statutory rate	(35)%	35%	35%
U.S. state income taxes	(11)	(15)	2
Tax benefit of foreign sales corporation	(2)	(13)	(2)
Taxes related to foreign income, net of credits	(11)	(17)	(1)
Valuation allowances	25	32	—
Income from equity affiliates recorded net of tax	4	(37)	(4)
Other	7	(6)	2

Effective Income Tax Rate	(23)%	(21)%	32%

        Deferred income tax balances were related to:

	2001	2000
Property	$(200)	$(173)
Postretirement benefits	369	377
Restructuring reserves	3	29
Environmental liabilities	67	64
Intangible assets	(59)	(66)
Inventory	17	—
Tax credit carryforward	54	—
Valuation allowances	(32)	(13)
Net operating losses	31	9
Other	32	(30)

Net Deferred Tax Assets	$282	$197

        At December 31, 2001, foreign tax credit carryforwards available to reduce possible future U.S. income taxes amounted to approximately $54 million, all of which will expire in 2004 through 2006. Valuation allowances have been provided for the foreign tax credit carryforwards that are not likely to be utilized. At December 31, 2001, various state and foreign net operating loss carryforwards are available to offset future taxable income. These net operating losses expire in years after 2004 or have an indefinite carryforward period. Income taxes and remittance taxes have not been recorded on $92 million in undistributed earnings of subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because Solutia intends to reinvest those earnings indefinitely. It is not practicable to estimate the tax effect of remitting these earnings to the United States.

9.    Debt Obligations

        Solutia's debt obligations include borrowings against the $800 million, five-year revolving credit facility ($800 million facility) with a syndicate of commercial banks, notes and debentures. The weighted average interest rate on total debt outstanding at December 31, 2001, was 6.1 percent and was 6.7 percent at December 31, 2000.

  Debt Maturing in One Year

        At December 31, 2001, debt maturing in one year consisted of borrowings of $533 million from the $800 million facility and $150 million of 6.5 percent notes due in October of 2002. Weighted average interest rates on borrowings from the $800 million facility were 4.5 percent during 2001. Weighted average interest rates on commercial paper balances were 6.6 percent during 2000 and 5.5 percent in 1999. The $800 million facility is available for working capital, commercial paper support and other general corporate purposes. The $800 million facility expires in August of 2002.

        The $800 million facility contains various covenants that, among other things, restrict Solutia's ability to merge with another entity and require Solutia to meet certain leverage and interest coverage ratios. During the first quarter of 2001, Solutia completed an amendment of the $800 million facility that modified the financial covenants. A 60-day waiver of the financial covenants was received on September 17, 2001, for the third quarter of 2001. Without the waiver, Solutia would not have been in compliance with the leverage coverage ratio. In November 2001, Solutia completed an amendment of the $800 million facility that modified financial covenants and collateralized borrowings. Four domestic subsidiaries are guarantors of the amended facility. Borrowings under the amended facility are secured by liens on Solutia's inventory and receivables and those of its material domestic subsidiaries and one foreign subsidiary, pledges of 65 percent of the voting stock of two foreign subsidiaries and a lien on specified principal properties. The aggregate amount of Solutia's obligations entitled to the benefit of the lien on specified properties will not exceed $236 million. Solutia does not anticipate that future borrowings will be significantly limited by the terms of these amendments.

        The $800 million credit facility expires in August of 2002 and $150 million of 6.5 percent notes mature in October of 2002. Solutia plans to refinance the $800 million facility with a combination of unsecured long-term notes, a secured term loan and a revolving credit facility. Interest rates will be commensurate with Solutia's credit rating. Proceeds of the refinancing will be used to repay outstanding borrowings under the $800 million facility and $150 million of 6.5 percent notes and for other general corporate purposes. The refinancing is expected to be completed in the first half of 2002. Inability to complete this refinancing or a similar financing vehicle prior to August 2002 would have a material adverse affect on Solutia's liquidity.

  Long-Term Debt

        Long-term debt consisted of the following:

	2001	2000
6.5% notes due 2002	$150	$150
7.375% debentures due 2027	300	300
6.72% debentures due 2037	150	150
6.25% euro notes due 2005	177	186
Other	3	1
Unamortized debt discount	(3)	(3)

	777	784
Less: Current portion of long-term debt	(150)	—

Total	$627	$784

        The notes and debentures are unsecured obligations. Interest is payable semiannually, on April 15 and October 15 of each year. The holders of the 2037 debentures have the right to require repayment on October 15, 2004. The notes and debentures contain provisions that, among other things, restrict Solutia's ability to create liens on assets and its ability to enter into sale and leaseback transactions.

10.    Fair Values of Financial Instruments

        The estimated fair value of Solutia's long-term debt was $553 million as of December 31, 2001, and $685 million as of December 31, 2000. These estimates compare with the recorded amount of $627 million in 2001 and $784 million in 2000.

        The recorded amounts of cash, trade receivables, third-party guarantees, accounts payable and short-term debt approximate their fair values at both December 31, 2001, and December 31, 2000. The estimated fair value of the Company's foreign currency forward contracts on intercompany financing transactions and natural gas contracts was approximately $5 million at December 31, 2001. Notional amounts for purchase contracts were $308 million at December 31, 2001, and $286 million at December 31, 2000, and for sell contracts the notional amounts were $301 million at December 31, 2001, and $265 million at December 31, 2000.

        Fair values are estimated by the use of quoted market prices, estimates obtained from brokers and other appropriate valuation techniques and are based upon information available as of December 31, 2001, and December 31, 2000. The fair-value estimates do not necessarily reflect the values Solutia could realize in the current market.

11.    Postretirement Benefits

        Pension benefits are based on the employee's age, years of service and/or compensation level. The qualified pension plan is funded in accordance with Solutia's long-range projections of the plan's financial conditions. These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets and income tax and other regulations. Prior to the spinoff, the majority of Solutia's employees participated in Monsanto's noncontributory pension plans. In conjunction with the spinoff, Solutia assumed pension liabilities and received related assets from those plans for its applicable active employees and for certain former employees who left Monsanto in earlier years.

        The majority of Solutia's employees also participate in benefit programs that provide certain health care and life insurance benefits for retired employees. Substantially all regular, full-time U.S. employees and certain employees in other countries may become eligible for these benefits if they reach retirement age while employed by Solutia and have the required years of service. These postretirement benefits are unfunded and are generally based on the employee's age, years of service and/or compensation level. The costs of postretirement benefits are accrued by the date the employees become eligible for the benefits. In connection with the spinoff, Solutia assumed retiree medical liabilities for its applicable active employees and for approximately two-thirds of the retired U.S. employees of Monsanto.

        For 2001, 2000, and 1999, Solutia's pension and healthcare and other benefit costs were as follows:

	Pension Benefits			Healthcare and Other Benefits
	2001	2000	1999	2001	2000	1999
Service costs for benefits earned	$31	$32	$38	$10	$10	$11
Interest cost on benefit obligation	123	131	132	53	53	49
Assumed return on plan assets	(145)	(144)	(153)	—	—	—
Prior service costs	21	21	21	(15)	(18)	(18)
Transition asset	(2)	(10)	(10)	—	—	—
Recognized net (gain)/loss	(8)	4	(3)	10	7	6
Settlement	1	(23)	—	—	—	—

Total	$21	$11	$25	$58	$52	$48

        Components of the changes in fair value of plan assets, changes in the benefit obligation and the funding status of Solutia's postretirement plans were as follows:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Changes in Fair Value of Plan Assets
Fair value of plan assets at January 1	$1,724	$1,973	$—	$—
Actual return on plan assets	(81)	92	—	—
Employer contributions	6	22	—	—
Settlements	—	(37)	—	—
Benefits paid	(265)	(326)	—	—

Fair value of plan assets at December 31	$1,384	$1,724	$—	$—

Changes in Benefit Obligation
Benefit obligation at January 1	$1,746	$1,833	$732	$720
Service costs	31	32	10	10
Interest cost	123	131	53	53
Participant contributions	—	—	9	7
Actuarial losses	69	111	79	51
Settlements	—	(37)	—	(17)
Benefits paid	(265)	(326)	(95)	(92)
Plan amendments	2	2	19	—

Benefit obligation at December 31	$1,706	$1,746	$807	$732

        Plan assets consist principally of common stocks and U.S. government and corporate obligations. Contributions to the pension benefit plans were neither required nor made in 2001 and 2000 because Solutia's principal pension plan is adequately funded, using assumed returns.

        The funded status of Solutia's postretirement benefit plans at December 31, 2001, and 2000 was as follows:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Funded Status	$(322)	$(22)	$(807)	$(732)
Unrecognized actuarial (gain)/loss	8	(294)	136	65
Unrecognized prior service costs	115	135	(107)	(141)
Additional liability	(39)	(13)	—	—
Unrecognized transition (gain)/loss	—	(5)	—	—

Accrued net liability at December 31	$(238)	$(199)	$(778)	$(808)

        The accrued net liability was included in:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Current postretirement liabilities	$—	$—	$(82)	$(78)
Long-term postretirement liabilities	(251)	(211)	(696)	(730)
Less: Other assets	13	12	—	—

Accrued net liability	$(238)	$(199)	$(778)	$(808)

        Certain of Solutia's pension benefit plans are unfunded and therefore have accumulated benefit obligations in excess of plan assets. Information regarding these unfunded plans was as follows:

	2001	2000
Projected benefit obligation	$24	$25
Accumulated benefit obligation	22	23
Fair value of plan assets	—	—

        The significant actuarial assumptions used to estimate the projected benefit obligation for the Company's principal pension, healthcare and other benefit plans were as follows:

	Pension Benefits		Healthcare and Other Benefits
	2001	2000	2001	2000
Discount rate	7.00%	7.25%	7.00%	7.25%
Assumed long-term rate of return on plan assets	9.50%	9.50%	—	—
Annual rates of salary increase (for plans that base benefits on final compensation level)	4.00%	4.25%	—	—
Assumed trend rate for healthcare costs	—	—	5.25%	5.00%
Ultimate trend rate for healthcare costs	—	—	5.25%	5.00%

        A 1 percent change in the assumed health care cost trend rates would have the following effect as of December 31, 2001:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	9	(10)

12.    Employee Savings Plans

        In connection with the spinoff, Monsanto common stock held by the Monsanto Employee Stock Ownership Plan (ESOP) and related Monsanto ESOP borrowings were allocated between Solutia and Monsanto. As a result of this allocation, Solutia received 2.4 million shares of Monsanto common stock and assumed $29 million of ESOP debt to third parties. Simultaneously, Solutia created its own ESOP, established a trust to hold the Monsanto shares, and issued a $29 million loan to the trust. The trust used the proceeds of the loan to repay the assumed third-party debt. Subsequent to the spinoff, the ESOP trust was required by government regulations to divest its holdings of Monsanto common stock and to use the proceeds to acquire Solutia common stock. The divestiture of Monsanto common stock and the purchase of Solutia common stock were completed in early 1998. At inception, the trust held 10,737,097 shares of Solutia common stock. As of December 31, 2001, there have been 10,303,561 shares allocated to participants.

        Substantially all U.S. employees of Solutia are eligible to participate in the Solutia Inc. Savings and Investment Plan, a 401(k) plan. Shares held in the ESOP are used to make Solutia's matching contribution to eligible participants' accounts under this plan. The number of shares released is computed on each pay date based on a formula that considers the participant contribution, the Solutia matching rate, and Solutia's closing stock price. Shares allocated to participant accounts totaled 1,160,203 shares in 2001, 1,314,341 shares in 2000, and 979,439 shares in 1999, leaving 433,536 unallocated shares as of December 31, 2001. The value of these contributions was $15 million in 2001, $17 million in 2000, and $18 million in 1999. Solutia will fulfill future matching obligations with remaining unallocated shares in the ESOP and the use of treasury stock or open market purchases of the Company's stock. Unallocated shares held by the ESOP are considered outstanding for earnings (loss) per share calculations. Compensation expense is equal to the cost of the shares allocated to participants, less dividends paid on the shares held by the ESOP. Information regarding the ESOP follows:

	2001	2000	1999
Total ESOP expense	$8	$10	$8
Interest portion of total ESOP expense	1	1	2
Cash contributions	7	10	10

13.    Stock Option Plans

        Solutia has two stock-based incentive plans under which awards are being granted to officers and employees, the Solutia Inc. 2000 Stock-Based Incentive Plan and the Solutia Inc. 1997 Stock-Based Incentive Plan. The 2000 plan authorizes up to 5,400,000, and the 1997 plan up to 7,800,000, shares of Solutia common stock for grants of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards and bonus stock awards. The shares used may be newly issued shares, treasury shares or a combination. Under both plans, the exercise price of a stock option must be no less than the fair market value of Solutia's common stock on the option grant date. Additionally, the plans provide that the term of any stock option granted may not exceed 10 years. At December 31, 2001, approximately 3,101,380 shares from the 2000 plan and 139,731 shares from the 1997 plan remained available for grants.

        During 2001, non-qualified options to purchase 468,000 shares of Solutia common stock were granted under the plans to current executive officers and other senior executives as a group, and non-qualified stock options to purchase 1,269,250 shares were granted to other employees at an average exercise price of $13.68 per share. Total shares covered by options granted under the plans to current executive officers and other senior executives as a group totaled 2,567,000 and other employees totaled 7,900,518, through December 31, 2001. The options granted to Solutia's executive officers and other senior executives are primarily performance options that become exercisable upon the earlier of achievement of specified share price targets or the ninth anniversary of the option grant. The options granted to the other management employees are time-based. They generally become exercisable in thirds, one-third on each of the first three anniversaries of the option grant date.

        The Solutia Inc. Non-Employee Director Compensation Plan provides incentives to non-employee members of Solutia's board of directors. This plan authorizes up to 400,000 shares for grants of non-qualified stock options and for grants of deferred shares in payment of all or a portion of the annual retainer for the non-employee directors. Only treasury shares may be used. Under this plan, the exercise price of a stock option must be no less than the fair market value of Solutia's common stock on the grant date and the term of any stock option granted under the plan may not exceed 10 years. At December 31, 2001, 236,551 shares of Solutia's common stock remained available for grants under the plan. Shares covered by options granted to non-employee directors totaled 25,167 in 2001, 25,167 in 2000, and 34,333 in 1999.

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Solutia has elected to continue following the guidance of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," for measurement and recognition of stock-based transactions with employees. Accordingly, no compensation cost has been recognized for Solutia's option plans. Had the determination of compensation cost for these plans been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, Solutia's net income (loss) would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
Net Income (loss):
As reported	$(59)	$49	$206
Pro forma	(67)	42	187
Diluted earnings (loss) per share:
As reported	$(0.57)	$0.46	$1.80
Pro forma	(0.64)	0.39	1.63

        Compensation expense resulting from the fair value method of SFAS No. 123 may not be representative of compensation expense to be incurred on a pro forma basis in future years. The fair value of each option grant is estimated on the date of grant by use of the Black-Scholes option-pricing model.

        The following weighted-average assumptions were used for grants of Solutia options in 2001, 2000 and 1999:

	2001	2000	1999
Expected dividend yield	0.2%	0.2%	0.2%
Expected volatility	40.0%	34.0%	34.0%
Risk-free interest rates	4.6%	5.8%	6.0%
Expected option lives (years)	5.0	5.0	5.0

        The weighted-average fair values of options granted were $5.57 in 2001, $5.30 in 2000, and $8.05 in 1999.

        A summary of the status of Solutia's stock option plans for years ended December 31, 2001, 2000 and 1999 follows:

		Outstanding
	Exercisable Shares	Shares	Weighted-Average Exercise Price
December 31, 1998	17,116,842	25,857,105	$14.79

Granted		2,054,658	$20.61
Exercised		(678,710)	10.93
Expired		(495,232)	18.43

December 31, 1999	18,852,246	26,737,821	$15.27

Granted		1,912,043	$13.98
Exercised		(379,687)	6.74
Expired		(1,279,514)	17.21

December 31, 2000	23,590,921	26,990,663	$15.21

Granted		1,762,417	$13.68
Exercised		(1,796,038)	6.14
Expired		(1,278,013)	16.32

December 31, 2001	21,993,759	25,679,029	$15.68

        The following table summarizes information about stock options outstanding at December 31, 2001:

  Options Outstanding:

Range of Exercise Prices	Shares	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$3 to 7	2,650,148	1.8	$5.97
8 to 11	58,246	6.6	10.80
12 to 15	4,425,852	7.9	13.52
16 to 18	12,430,225	5.0	16.43
19 to 22	5,888,303	6.3	19.69
23 to 29	226,255	6.4	27.65

$3 to 29	25,679,029	5.5	$15.68

  Options Exercisable:

Range of Exercise Prices	Shares	Weighted-Average Exercise Price
$3 to 7	2,650,148	$5.97
8 to 11	33,967	10.11
12 to 15	1,581,669	12.98
16 to 18	12,430,225	16.43
19 to 22	5,079,495	19.58
23 to 29	218,255	27.61

$3 to 29	21,993,759	$15.75

14.    Capital Stock

        Solutia's board of directors declared a dividend of one preferred stock purchase right for each share of Solutia's common stock issued in the distribution of shares by Monsanto to its shareholders on the effective date of the spinoff and authorized the issuance of one right for each share of common stock issued after the effective date of the spinoff until the earlier of the date the rights become exercisable and the termination date of the rights plan. If a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more, of Solutia's outstanding common stock, the rights become exercisable. Then, for every right held, the owner will be entitled to purchase one one-hundredth of a share of a series of preferred stock for $125. If Solutia is acquired in a business combination transaction while the rights are outstanding, for every right held, the holder will be entitled to purchase, for $125, common shares of the acquiring company having a market value of $250. In addition, if a person or group acquires beneficial ownership of 20 percent or more of Solutia's outstanding common stock, for every right held, the holder (other than such person or members of such group) will be entitled to purchase, for $125, a number of shares of Solutia's common stock having a market value of $250. Furthermore, at any time after a person or group acquires beneficial ownership of 20 percent or more (but less than 50 percent) of Solutia's outstanding common stock, Solutia's board of directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of Solutia's common stock on a one-share-for-every-one-right basis. At any time prior to the acquisition of such a 20 percent position, Solutia can redeem each right for $0.01. The board of directors is also authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in the year 2007.

        The Company has 10 million shares of preferred stock, par value $0.01 per share, authorized. As of December 31, 2001, there were no preferred shares issued or outstanding.

15.    Commitments and Contingencies

        Commitments, principally in connection with uncompleted additions to property, were approximately $8 million at December 31, 2001. Solutia was contingently liable as a guarantor principally in connection with bank loans totaling approximately $9 million at December 31, 2001. In addition, as of December 31, 2001, the Company was contingently liable under letters of credit, primarily related to environmental remediation, totaling $65 million. Solutia's future minimum payments under noncancelable operating leases and unconditional purchase obligations are $21 million for 2002, $22 million for 2003, $20 million for 2004, $18 million for 2005, $16 million for 2006, and $100 million thereafter.

        Solutia has entered into agreements with customers to supply a guaranteed quantity of certain products annually at prices specified in the agreements. In return, the customers have advanced funds to Solutia to cover the costs of expanding capacity to provide the guaranteed supply. Solutia has recorded the advances as deferred credits and amortizes the amounts to income as the customers purchase the products. The unamortized deferred credits were approximately $175 million at December 31, 2001, and approximately $171 million at December 31, 2000.

        In connection with the completion of the external financing agreement for Astaris which expires in September of 2005, Solutia contractually agreed to provide Astaris with funding in the event the joint venture fails to meet certain financial benchmarks. During 2001, Solutia contributed $31 million to the joint venture under this agreement. Solutia anticipates a contribution of up to $25 million will be required in 2002. Solutia believes that this obligation is not likely to have a significant impact on its consolidated financial position, liquidity or profitability.

        In 1993, a co-generation facility was constructed at the Pensacola, Florida manufacturing site to provide the plant with electricity and steam. Solutia financed the construction by placing the co-generation facility in a trust that was funded by a syndicate of commercial banks. Solutia makes monthly operating lease payments and the lease term expires in August 2002. Solutia expects to exercise its option to purchase the co-generation facility from the trust for approximately $32 million with proceeds from the anticipated refinancing during 2002.

        The more significant concentrations in Solutia's trade receivables at year-end were:

	2001	2000
U.S. chemical industry	$53	$51
U.S. carpet industry	33	42
European glass industry	39	38
European chemical industry	81	101

        Management does not anticipate losses on its trade receivables in excess of established allowances.

        Solutia's Statement of Consolidated Financial Position included accrued liabilities of $173 million at December 31, 2001, and $181 million at December 31, 2000, for the remediation of identified waste disposal sites. Expenditures related to remediation activities were $40 million in 2001, $29 million in 2000 and $22 million in 1999. Solutia expects to incur expenditures in the range of $30 million to $40 million annually for remediation activities for the foreseeable future.

        Uncertainties related to all of Solutia's environmental liabilities include evolving government policy and regulations, the method and extent of remediation and future changes in technology. Because of these uncertainties, Solutia estimates that potential future expenses associated with these liabilities could be an additional $20 million to $30 million. Although the ultimate costs and results of remediation of contaminated sites cannot be predicted with certainty, they are not expected to have a material, adverse effect on Solutia's consolidated financial position, liquidity or profitability in any one year.

        On April 14, 2001, Solutia reached an agreement to settle the claims brought by 1,596 plaintiffs in one of the actions pending in the U.S. District Court for the Northern District of Alabama. The settlement agreement was approved by the court and did not have a material adverse effect on Solutia's consolidated financial position, liquidity or profitability.

        A mechanics' lien in the amount of approximately $42 million was filed on the Chocolate Bayou plant in Alvin, Texas. This lien arises out of a dispute with the contractor, Fluor Daniel, over the construction of Solutia's new acrylonitrile plant. The contractor also alleges a constitutional lien on such property pursuant to the Texas Constitution.

        On October 12, 2000, the printing ink resins unit and a small phenolics production unit at Wiesbaden, Germany were severely damaged by an explosion and fire. No fatalities, serious injuries or environmental damage resulted from the incident. During the first quarter of 2001, Solutia finalized insurance recoveries and, accordingly, recognized a $28 million gain ($17 million aftertax) in other income (expense)—net from the insurance settlements in excess of the net book value of the plant assets and associated losses.

        During the first quarter of 1999, Solutia recorded a $29 million ($18 million aftertax) charge to cost of goods sold to increase reserves related to the anticipated settlement of two lawsuits brought against Monsanto, for which Solutia assumed responsibility in the 1997 spinoff from Monsanto, relating to the alleged discharge of polychlorinated biphenyls ("PCBs") from the Anniston, Alabama plant site, and to environmental remediation of the allegedly affected areas. During the third quarter of 2000, Solutia paid approximately $23 million for the settlement of these actions. The remainder of the reserve was established to cover costs associated with environmental remediation of the allegedly affected areas.

        Because of the size and nature of its business, Solutia is a party to numerous legal proceedings. Most of these proceedings have arisen in the ordinary course of business and involve claims for money damages. In addition, at the time of the spinoff, Solutia assumed from Monsanto, under the Distribution Agreement, liabilities related to specified legal proceedings. As a result, although Monsanto remains the named defendant, Solutia is required to manage the litigation and indemnify

Monsanto for costs, expenses and judgments arising from the litigation. Such matters arise out of the normal course of business and relate to product liability; government regulation, including environmental issues; employee relations and other issues. Certain of the lawsuits and claims seek damages in very large amounts. Although the results of litigation cannot be predicted with certainty, management's belief is that the final outcome of such litigation, except as noted below, will not have a material adverse effect on Solutia's consolidated financial position, liquidity or profitability in any one year.

        Monsanto manufactured PCBs at the Anniston, Alabama plant from 1935 to 1971. Solutia is defending a number of actions in state and federal court in Alabama relating to the alleged emission of PCBs and other allegedly hazardous materials from that plant. Plaintiffs claim to suffer from various personal injuries and are allegedly fearful of future illness. Some claim property damage. To date we have settled approximately 5,900 PCB claims relating to Anniston. Four cases originally filed on behalf of approximately 3,500 plaintiffs were consolidated and a trial of the claims of 16 individuals and one business from that group of plaintiffs is in progress. Plaintiffs in the current trial are claiming property damage and mental anguish and are seeking compensatory and punitive damages and injunctive relief. The jury in that case has returned a verdict finding Solutia liable to plaintiffs on theories of negligence, wantonness, suppression, nuisance, trespass and outrage. The issue of damages has not yet been submitted to the jury. The jury also determined that the circumstances in Anniston constitute a public nuisance. The Alabama Attorney General and the District Attorneys in four counties around Anniston intervened in this matter as plaintiffs for the public nuisance count. They seek an order compelling Solutia to pay for a study of the impact of PCBs in the area, and formulating a plan and setting a schedule for cleanup. In addition, the Alabama Department of Environmental Management intervened in this matter to assure that any decision reached has a sound scientific basis. Another Anniston case pending in federal court in Birmingham, Alabama, filed on behalf of 1,116 minor plaintiffs, now involves approximately 15,000 adult and minor plaintiffs. Those plaintiffs claim to suffer unspecified injuries and assert their right to medical monitoring and testing, and seek compensatory and punitive damages in unspecified amounts. The case is scheduled to go to trial in or after February 2003. Liability, if any, that may result from litigation against Solutia is not determinable. These cases are being vigorously defended. Management does not believe that the ultimate resolution of these cases will have a material adverse impact on its consolidated financial position or liquidity. However, it is possible that a resolution of these cases may have a material adverse impact on Solutia's net income in a given year, although it is impossible at this time to estimate the range or amount of any such liability.

16.    Supplemental Data

        Supplemental income statement data were:

	2001	2000	1999
Raw material and energy costs	$1,216	$1,300	$984
Employee compensation and benefits	779	824	728
Taxes other than income	119	113	92
Rent expense	37	38	26
Provision for doubtful accounts	11	11	—
Technological expenses:
Research and development	58	67	58
Engineering, commercial development and patent	8	24	22

Total technological expenses	66	91	80
Interest expense:
Total interest cost	92	101	53
Less capitalized interest	2	18	13

Net interest expense	90	83	40

17.    Segment and Geographic Data

        Effective January 1, 2001, Solutia reorganized its management structure from a centralized organization to a decentralized organization. This change redefined segment profitability as the costs for certain functional services, which were previously managed centrally, are now reflected in the operating segments. In addition, certain product groups have been moved between operating segments in recognition of the new management structure and related product management responsibilities. Financial data for prior periods have been restated to conform to the current presentation.

        Solutia's management is organized around four strategic business platforms: Performance Films, Resins and Additives, Specialties and Integrated Nylon. Resins and Additives and Specialties have been aggregated into the Specialty Products reportable segment because of their similar economic characteristics, as well as their similar products and services, production processes, types of customers and methods of distribution. Solutia's reportable segments and their major products are as follows:

Performance Films	Specialty Products	Integrated Nylon
SAFLEX® plastic interlayer KEEPSAFE®, SAFLEX INSIDE® (in Europe only) and KEEPSAFE MAXIMUM® glass for residential security and hurricane protection windows	Resins and additives, including ALFTALAT® polyester resins, RESIMENE® and MAPRENAL® crosslinkers, SYNTHACRYL® acrylic resins and GELVA® pressure-sensitive adhesives	Nylon intermediate "building block" chemicals

LLUMAR®, VISTA® and GILA® professional and after-market window films VANCEVA™ design enhanced security and sound attenuation films	Industrial products, including THERMINOL® heat transfer fluids, DEQUEST® water treatment chemicals, SKYDROL® hydraulic fluids and SKYKLEEN® cleaning fluids for aviation and chlorobenzenes	Merchant polymer and nylon extrusion polymers, including VYDYNE® and ASCEND® Carpet fibers, including the WEAR-DATED® and ULTRON® brands
Conductive and anti-reflective coated films and deep-dyed films	Pharmaceutical services, including process research, process development services, scale-up capabilities and small scale manufacturing for the pharmaceutical industry	Industrial nylon fibers ACRILAN® acrylic fibers for apparel, upholstery fabrics, craft yarns and other applications

        Accounting policies of the segments are the same as those used in the preparation of Solutia's consolidated financial statements. Solutia evaluates the performance of its operating segments based on segment earnings before interest expense and income taxes (EBIT), which includes marketing, administrative, technological, and amortization expenses and other non-recurring charges such as restructuring and asset impairment charges that can be directly attributable to the operating segment. Certain expenses and other items that are managed outside of the segments are excluded. These unallocated items consist primarily of corporate expenses, equity earnings (loss) from affiliates, interest expense, other income—net and expense items, and certain non-recurring items such as gains and losses on asset dispositions and restructuring charges that are not directly attributable to the operating segment. Solutia accounts for intersegment sales at agreed upon transfer prices. Intersegment sales are eliminated in consolidation. Segment assets consist primarily of customer receivables, raw materials and finished goods inventories, fixed assets, goodwill and identified intangible assets directly associated with the production processes of the segment (direct fixed assets). Segment depreciation and amortization are based upon direct tangible and intangible assets. Unallocated assets consist primarily of deferred taxes, certain investments in equity affiliates and indirect fixed assets.

        Solutia's 2001, 2000 and 1999 segment information follows:

	Year Ended December 31,
	2001			2000			1999
	Net Sales	Intersegment Sales	Profit	Net Sales	Intersegment Sales	Profit	Net Sales	Intersegment Sales	Profit
Segment:
Performance Films	$591	$—	$61	$692	$—	$106	$669	$—	$126
Specialty Products	918	—	77	1,004	—	32	760	2	119
Integrated Nylon	1,308	—	11	1,490	1	(29)	1,407	4	161

Segment totals	2,817	—	149	3,186	1	109	2,836	6	406
Reconciliation to consolidated totals:
Sales eliminations				(1)	(1)		(6)	(6)
Corporate expenses			(121)			(107)			(111)
Equity earnings (loss) from affiliates			(13)			37			38
Interest expense			(90)			(83)			(40)
Gain on sale of Polymer Modifiers business			—			73			—
Other income (expense)—net			(2)			12			10

Consolidated totals:
Net sales	$2,817	$—		$3,185	$—		$2,830	$—

Income (loss) before income taxes			$(77)			$41			$303

	Year Ended December 31,
	2001			2000			1999
	Assets	Capital Expen- ditures	Depreciation and Amortization	Assets	Capital Expen- ditures	Depreciation and Amortization	Assets	Capital Expen- ditures	Depreciation and Amortization
Segment:
Performance Films	$561	$39	$38	$565	$28	$44	$663	$21	$42
Specialty Products	1,076	35	59	1,144	31	61	1,274	20	29
Integrated Nylon	901	20	83	1,102	159	83	1,089	210	79

Segment totals	$2,538	$94	$180	$2,811	$218	$188	$3,026	$251	$150
Reconciliation to consolidated totals:
Unallocated amounts	870	—	4	770	3	3	744	6	1

Consolidated totals	$3,408	$94	$184	$3,581	$221	$191	$3,770	$257	$151

        Solutia's geographic information for 2001, 2000 and 1999 follows:

	Net Sales			Long-Lived Assets
	2001	2000	1999	2001	2000
U.S.	$1,618	$1,939	$1,992	$846	$899
Other countries	1,199	1,246	838	297	306

Consolidated totals	$2,817	$3,185	$2,830	$1,143	$1,205

18.    Quarterly Data—Unaudited

		First Quarter		Second Quarter		Third Quarter		Fourth Quarter			Total Year
Net Sales	2001 2000	$ $	747 846	$ $	737 834	$ $	690 774	$ $	643 731		$ $	2,817 3,185
Gross Profit (Loss)	2001 2000		128 199		128 158		129 143		44 (14)			429 486
Operating Income (Loss)	2001 2000		21 79		22 37		24 35		(73 (127	) )		(6 24)
Net Income (Loss)	2001 2000		22 51		13 4		7 78		(101 (84	) )		(59 49)
Basic Earnings (Loss) per Share	2001 2000		0.21 0.47		0.13 0.04		0.07 0.75		(0.97 (0.82	) )		(0.57 0.46)
Diluted Earnings (Loss) per Share	2001 2000		0.21 0.46		0.12 0.04		0.07 0.74		(0.97 (0.81	) )		(0.57 0.46)
Common Stock Price:
2001	High Low		14.85 12.06		15.07 12.03		14.14 11.25		14.28 11.71			15.07 11.25
2000	High Low		17.19 11.63		15.56 11.25		15.69 10.38		13.00 10.88			17.19 10.38

        Net income in the first quarter of 2001 includes an aftertax gain of $17 million from an insurance settlement associated with the explosion and fire that destroyed the Vianova printing inks and phenolics production facility in Wiesbaden, Germany. Net loss in the fourth quarter of 2001 includes aftertax charges of $96 million to cover Solutia's share of restructuring costs at its Astaris and Flexsys joint ventures, increases to environmental and self-insurance reserves, additional severance costs and the write down of certain non-performing assets.

        Net income in the second quarter of 2000 includes special net aftertax charges of $31 million principally associated with the formation and start-up of the Astaris joint venture and Solutia's share of restructuring and asset impairment charges recorded by the Flexsys joint venture. Net income in the third quarter of 2000 includes a $46 million aftertax gain on sale of the Polymer Modifiers business and income of $7 million recorded in income taxes related to changes in German income tax laws. Net loss in the fourth quarter of 2000 includes restructuring and asset impairment charges of $96 million aftertax.

        Under SFAS No. 128, "Earnings per Share," the quarterly and total year calculations of basic and diluted earnings (loss) per share are based on weighted average shares outstanding for that quarterly or total year period, respectively. As a result, the sum of diluted earnings (loss) per share for the quarterly periods may not equal total year earnings (loss) per share.

19.    Subsequent Event

  Goodwill and Other Intangible Assets

        Effective January 1, 2002, Solutia adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." In accordance with SFAS No. 142, Solutia discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Goodwill will be assessed annually for impairment. This statement also required certain intangible assets that did not meet the criteria for recognition apart from goodwill, to be subsumed into goodwill. During the quarter ended March 31, 2002, Solutia subsumed into goodwill $74 million of intangible assets net of related deferred tax liabilities representing assembled workforce and noncontractual customer relationships that did not meet the separability criteria under SFAS No. 141, "Business Combinations."

        Fair value measurements of the reporting units were estimated by a third-party specialist utilizing both an income and market multiple approach. Based on this analysis, Solutia recorded an impairment loss of $167 million for the Resins and Additives business in the Specialty Products segment due to declining estimates of future results given current economic and market conditions. This goodwill is non-deductible for tax purposes.

        Net income (loss) and earnings (loss) per share for the years ended December 31, 2001, 2000 and 1999 adjusted to exclude the non-amortization provisions of SFAS No. 142, net of tax, are as follows:

	2001	2000	1999
Net income (loss):
Net income (loss)	$(59)	$49	$206
Goodwill amortization	22	22	2
Subsumed intangible assets amortization	7	6	—
Trademark amortization	2	1	1
Equity method goodwill amortization	2	3	2

Adjusted net income (loss)	$(26)	$81	$211

	2001	2000	1999
Basic earnings (loss) per share:
Net income	$(0.57)	$0.46	$1.86
Goodwill amortization	0.21	0.21	0.02
Subsumed intangible assets amortization	0.07	0.05	—
Trademark amortization	0.02	0.01	0.01
Equity method goodwill amortization	0.02	0.03	0.01

Adjusted basic earnings (loss) per share	$(0.25)	$0.76	$1.90

	2001	2000	1999
Diluted earnings (loss) per share:
Net income	$(0.57)	$0.46	$1.80
Goodwill amortization	0.21	0.20	0.02
Subsumed intangible assets amortization	0.07	0.05	—
Trademark amortization	0.02	0.01	0.01
Equity method goodwill amortization	0.02	0.03	0.01
Adjusted diluted earnings (loss) per share	$(0.25)	$0.75	$1.84

20.    Subsequent Event

  Consolidating Condensed Financial Statements

        CP Films, Inc., Monchem, Inc., Monchem International, Inc., and Solutia Systems, Inc., wholly-owned subsidiaries of the Company, (Guarantors), will guarantee the senior secured notes to be issued in an anticipated offering. The Guarantors will fully and unconditionally guarantee the securities issued on a joint and several basis. The following consolidating condensed financial statements present, in separate columns, financial information for: Solutia Inc. on a parent only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined, or where appropriate, consolidated basis, carrying investments in subsidiaries who do not guarantee the debt (Non-Guarantors) under the equity method; Non-Guarantors on a combined, or where appropriate, consolidated basis; eliminating adjustments; and consolidated totals as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999. The eliminating adjustments primarily reflect intercompany transactions, such as interest income and expense, accounts receivable and payable, advances, short and long-term debt, royalties and profit in inventory eliminations. The Company has not presented separate financial statements and other disclosures concerning the Guarantors as management has determined that such information is not material to potential investors.

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME (LOSS)

Year Ended December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$1,898	$144	$1,256	$(481)	$2,817
Cost of goods sold	1,783	62	1,038	(495)	2,388

Gross Profit	115	82	218	14	429
Marketing expenses	123	17	35	—	175
Administrative expenses	94	7	59	—	160
Technological expenses	54	2	10	—	66
Amortization expense	—	6	28	—	34

Operating Income (Loss)	(156)	50	86	14	(6)
Equity earnings (loss) from affiliates—net of tax	165	54	(4)	(228)	(13)
Interest expense	(152)	(7)	(140)	209	(90)
Other income (expense)—net	(19)	126	149	(224)	32

Income (Loss) Before Income Taxes	(162)	223	91	(229)	(77)
Income taxes (benefit)	(103)	54	31	—	(18)

Net Income (Loss)	$(59)	$169	$60	$(229)	$(59)

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Year Ended December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income (Loss)	$(59)	$169	$60	$(229)	$(59)
Other Comprehensive Income (Loss):
Currency translation adjustments	(37)	(45)	(12)	57	(37)
Cumulative effect of accounting change, net of tax	2	—	—	—	2
Net loss on derivative instruments, net of tax	(3)	—	—	—	(3)
Minimum pension liability adjustments, net of tax	2	—	—	—	2

Comprehensive Income (Loss)	$(95)	$124	$48	$(172)	$(95)

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$2,235	$143	$1,292	$(485)	$3,185
Cost of goods sold	2,085	52	1,062	(500)	2,699

Gross Profit	150	91	230	15	486
Marketing expenses	139	15	12	(1)	165
Administrative expenses	113	6	54	—	173
Technological expenses	71	2	18	—	91
Amortization expense	—	7	29	(3)	33

Operating Income (Loss)	(173)	61	117	19	24
Equity earnings (loss) from affiliates—net of tax	229	40	(9)	(225)	35
Interest expense	(141)	(9)	(141)	208	(83)
Other income—net	61	137	91	(224)	65

Income (Loss) Before Income Taxes	(24)	229	58	(222)	41
Income taxes (benefit)	(73)	45	21	(1)	(8)

Net Income	$49	$184	$37	$(221)	$49

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Year Ended December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income	$49	$184	$37	$(221)	$49
Other Comprehensive Income (Loss):
Currency translation adjustments	(86)	(76)	(28)	104	(86)
Cumulative effect of accounting change, net of tax	—				—
Net loss on derivative instruments, net of tax	—	—	—	—	—
Minimum pension liability adjustments, net of tax	7	—	—	—	7

Comprehensive Income (Loss)	$(30)	$108	$9	$(117)	$(30)

SOLUTIA INC.

CONSOLIDATING STATEMENT OF INCOME

Year Ended December 31, 1999

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Sales	$2,376	$74	$708	$(328)	$2,830
Cost of goods sold	1,932	11	575	(340)	2,178

Gross Profit	444	63	133	12	652
Marketing expenses	146	12	(6)	1	153
Administrative expenses	88	4	30	—	122
Technological expenses	76	1	3	—	80
Amortization expense	1	(3)	3	2	3

Operating Income	133	49	103	9	294
Equity earnings from affiliates— net of tax	178	71	2	(215)	36
Interest expense	(103)	(12)	(21)	96	(40)
Other income—net	25	72	29	(113)	13

Income Before Income Taxes	233	180	113	(223)	303
Income taxes	27	38	34	(2)	97

Net Income	$206	$142	$79	$(221)	$206

CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31, 1999

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Net Income	$206	$142	$79	$(221)	$206
Other Comprehensive Income (Loss):
Currency translation adjustments	(44)	(36)	(11)	47	(44)
Cumulative effect of accounting change, net of tax	—	—	—	—	—
Net loss on derivative instruments, net of tax	—	—	—	—	—
Minimum pension liability adjustments, net of tax	(4)	—	—	—	(4)

Comprehensive Income	$158	$106	$68	$(174)	$158

SOLUTIA INC.

CONSOLIDATING BALANCE SHEET

December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$3	$1	$19	$—	$23
Trade receivables, net	(5)	178	179	—	352
Intercompany receivables	2,899	3,354	133	(6,386)	—
Miscellaneous receivables	77	—	28	—	105
Prepaid expenses	12	—	3	—	15
Deferred income tax benefit	95	—	21	7	123
Inventories	160	23	138	(18)	303

Total current assets	3,241	3,556	521	(6,397)	921
Property, Plant and Equipment:
Land	18	—	40	—	58
Buildings	274	22	129	—	425
Machinery and equipment	2,527	51	428	—	3,006
Construction in progress	18	20	13	—	51

Total property, plant and equipment	2,837	93	610	—	3,540
Less accumulated depreciation	2,070	14	313	—	2,397

Net property, Plant and Equipment	767	79	297	—	1,143
Investments in Affiliates	3,139	206	26	(3,058)	313
Goodwill, net	2	72	312	—	386
Identified Intangible Assets, net	33	26	165	—	224
Long-Term Deferred Income Tax Benefit	242	—	12	—	254
Intercompany Advances	128	2,010	1,812	(3,950)	—
Other Assets	136	—	31	—	167

Total Assets	$7,688	$5,949	$3,176	$(13,405)	$3,408

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$160	$8	$65	$—	$233
Intercompany payables	3,271	2,995	120	(6,386)	—
Wages and benefits	26	—	30	—	56
Postretirement liabilities	81	—	1	—	82
Miscellaneous accruals	210	11	141	—	362
Short-term debt	683	—	—	—	683
Intercompany short-term debt	189	31	112	(332)	—

Total Current Liabilities	4,620	3,045	469	(6,718)	1,416
Long-Term Debt	448	—	179	—	627
Intercompany Long-Term Debt	1,494	45	2,080	(3,619)	—
Postretirement Liabilities	921	—	26	—	947
Other Liabilities	318	6	207	—	531
Shareholders' Equity (Deficit):
Common stock	1	—	—	—	1
Net deficiency (excess) of assets at spinoff and subsidiary capital	(113)	2,853	215	(3,068)	(113)
Treasury stock	(257)	—	—	—	(257)
Unearned ESOP shares	(1)	—	—	—	(1)
Accumulated other comprehensive loss	(144)	—	—	—	(144)
Reinvested earnings	401	—	—	—	401

Total Shareholders' Equity (Deficit)	(113)	2,853	215	(3,068)	(113)

Total Liabilities and Shareholders' Equity (Deficit)	$7,688	$5,949	$3,176	$(13,405)	$3,408

SOLUTIA INC.

CONSOLIDATING BALANCE SHEET

December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$11	$—	$8	$—	$19
Trade receivables, net	4	213	189	—	406
Intercompany receivables	1,619	1,991	177	(3,787)	—
Miscellaneous receivables	75	—	34	—	109
Prepaid expenses	16	—	1	—	17
Deferred income tax benefit	87	—	14	6	107
Inventories	218	23	133	(17)	357

Total current assets	2,030	2,227	556	(3,798)	1,015
Property, Plant and Equipment:
Land	18	—	42	—	60
Buildings	272	22	127	—	421
Machinery and equipment	2,515	49	418	—	2,982
Construction in progress	38	12	12	—	62

Total property, plant and equipment	2,843	83	599	—	3,525
Less accumulated depreciation	2,018	9	293	—	2,320

Net property, Plant and Equipment	825	74	306	—	1,205
Investments in Affiliates	3,041	188	37	(2,915)	351
Goodwill, net	2	76	343	—	421
Identified Intangible Assets, net	5	28	184	—	217
Long-Term Deferred Income Tax Benefit	185	—	5	—	190
Intercompany Advances	134	1,978	1,421	(3,533)	—
Other Assets	138	—	44	—	182

Total Assets	$6,360	$4,571	$2,896	$(10,246)	$3,581

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$255	$11	$93	$—	$359
Intercompany payables	1,947	1,712	128	(3,787)	—
Wages and benefits	19	—	26	—	45
Postretirement liabilities	76	—	2	—	78
Miscellaneous accruals	201	10	162	—	373
Short-term debt	484	—	10	—	494
Intercompany short-term debt	197	27	179	(403)	—

Total Current Liabilities	3,179	1,760	600	(4,190)	1,349
Long-Term Debt	598	—	186	—	784
Intercompany Long-Term Debt	1,404	77	1,656	(3,137)	—
Postretirement Liabilities	916	—	25	—	941
Other Liabilities	297	6	238	—	541
Shareholders' Equity (Deficit):
Common stock	1	—	—	—	1
Net deficiency (excess) of assets at spinoff and subsidiary capital	(113)	2,728	191	(2,919)	(113)
Treasury stock	(296)	—	—	—	(296)
Unearned ESOP shares	(9)	—	—	—	(9)
Accumulated other comprehensive loss	(108)	—	—	—	(108)
Reinvested earnings	491	—	—	—	491

Total Shareholders' Equity (Deficit)	(34)	2,728	191	(2,919)	(34)

Total Liabilities and Shareholders' Equity (Deficit)	$6,360	$4,571	$2,896	$(10,246)	$3,581

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Year Ended December 31, 2001

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From (Used In) Operations	(130)	159	16	(1)	44

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(41)	(11)	(42)	—	(94)
Acquisition and investment payments, net of cash acquired	(33)	—	(2)	—	(35)
Property disposals and investment proceeds	8	—	35	—	43

Cash Used In Investing Activities	(66)	(11)	(9)	—	(86)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	48	—	(7)	—	41
Common stock issued under employee stock plans	13	—	—	—	13
Other financing activities	(9)	—	1	—	(8)
Changes in investments and advances from (to) affiliates	136	(147)	10	1	—

Cash From (Used In) Financing Activities	188	(147)	4	1	46

Increase (Decrease) in Cash and Cash Equivalents	(8)	1	11	—	4
CASH AND CASH EQUIVALENTS:
Beginning of year	11	—	8	—	19

End of period	$3	1	19	—	$23

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Year Ended December 31, 2000

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From (Used In) Operations	(90)	169	172	(7)	244

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(177)	(11)	(33)	—	(221)
Acquisition and investment payments, net of cash acquired	(4)	—	(106)	—	(110)
Property disposals and investment proceeds	188	—	32	—	220

Cash From (Used In) Investing Activities	7	(11)	(107)	—	(111)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	(25)	—	3	—	(22)
Common stock issued under employee stock plans	4	—	—	—	4
Other financing activities	(313)	—	189	—	(124)
Changes in investments and advances from (to) affiliates	294	(36)	(265)	7	—

Cash Used In Financing Activities	(40)	(36)	(73)	7	(142)

Increase (Decrease) in Cash and Cash Equivalents	(123)	122	(8)	—	(9)
CASH AND CASH EQUIVALENTS:
Beginning of year	134	(122)	16	—	28

End of period	$11	—	8	—	$19

SOLUTIA INC.

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW

Year Ended December 31, 1999

	Parent Only Solutia Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated Solutia Inc.
	(Dollars in millions)
Cash From (Used In) Operations	$274	$108	$(15)	$(3)	364

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(240)	(2)	(15)	—	(257)
Acquisition and investment payments, net of cash acquired	(186)	—	(649)	—	(835)
Property disposals and investment proceeds	18	—	12	—	30

Cash Used In Investing Activities	(408)	(2)	(652)	—	(1,062)

FINANCING ACTIVITIES:
Net change in short-term debt obligations	511	—	—	—	511
Common stock issued under employee stock plans	8	—	—	—	8
Other financing activities	118	—	—	—	118
Changes in investments and advances from (to) affiliates	(411)	(228)	636	3	—

Cash From (Used In) Financing Activities	226	(228)	636	3	637

Increase (Decrease) in Cash and Cash Equivalents	92	(122)	(31)	—	(61)
CASH AND CASH EQUIVALENTS:
Beginning of year	42	—	47	—	89

End of period	$134	(122)	16	—	$28

21. Subsequent Event—Commitments and Contingencies

        As discussed in Note 15, a mechanics' lien in the amount of $42 million was filed on the acrylonitrile manufacturing facility located at our Chocolate Bayou plant in Alvin, Texas by the contractor, Fluor Daniel Corporation (Fluor). This action related to a construction dispute between Solutia and Fluor for construction of the facility. A settlement was reached on October 11, 2002, with Solutia agreeing to pay Fluor $20 million over a three-year period, of which $15 million will be recognized as property, plant and equipment.

22. Subsequent Event—Legal Proceedings

        The former Monsanto Company (now Pharmacia Corporation) is a defendant in Commonwealth of Pennsylvania Department of General Services, et al. v. United States Mineral Products Company, et al., a case pending in the Commonwealth Court of the Commonwealth of Pennsylvania. The Commonwealth is seeking recovery of costs it allegedly incurred for testing, monitoring, cleanup, demolition and relocation caused by alleged presence of low levels of polychlorinated biphenyls (PCB's) in the Transportation and Safety Building in Harrisburg, Pennsylvania as well as the cost of constructing a new building on the site. On October 17, 2002, the trial judge entered orders denying Solutia's motions seeking entry of a verdict in Pharmacia's favor or a new trial and entered a monetary judgment of $59.5 million including prejudgment interest of $14.5 million. Solutia filed its Notice of Appeal from this judgment as a matter of right with the Pennsylvania Supreme Court. Solutia believes that the defenses in this case are meritorious and will continue to defend this action vigorously.

        While posting a bond is not required to prosecute an appeal, under Pennsylvania law, a bond in the amount of 120% of the judgment, or $71.4 million in this case, must be posted in order to stay execution of the judgment against Pharmacia while an appeal is pending. Solutia informed Pharmacia and Monsanto Company that it would not post an appeal bond but agreed to provide to Monsanto collateral having a present cash value of $20 million to secure a portion of Monsanto's obligations with respect to the bond. In addition, Solutia agreed to reimburse or pay directly all of Monsanto's out-of-pocket expenses incurred in connection with obtaining the bond. Monsanto posted the bond and contributed the additional collateral required in order to secure the bond. As provided in the protocol agreement among Pharmacia, Monsanto, and Solutia pertaining to this case, because Monsanto provided the collateral required to secure the appeal bond, Monsanto will assume control of any settlement decisions.

        While the outcome of litigation cannot be predicted with certainty, management does not believe that the final outcome of this matter will have a material adverse impact on Solutia's consolidated financial position or liquidity. However, it is possible that a resolution of this matter may have a material adverse impact on Solutia's net income in a given year, although it is impossible at this time to estimate the range or amount of any such impact.

*        *        *        *        *

QuickLinks

  Exhibit 99.1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
STATEMENT OF CONSOLIDATED INCOME (LOSS)
STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
STATEMENT OF CONSOLIDATED FINANCIAL POSITION
STATEMENT OF CONSOLIDATED CASH FLOW
STATEMENT OF CONSOLIDATED SHAREHOLDERS’ EQUITY (DEFICIT)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATING STATEMENT OF INCOME (LOSS)  Year Ended December 31, 2001
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) Year Ended December 31, 2001
CONSOLIDATING STATEMENT OF INCOME Year Ended December 31, 2000
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS) Year Ended December 31, 2000
CONSOLIDATING STATEMENT OF INCOME Year Ended December 31, 1999
CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME Year Ended December 31, 1999
CONSOLIDATING BALANCE SHEET December 31, 2001
CONSOLIDATING BALANCE SHEET December 31, 2000
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Year Ended December 31, 2001
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Year Ended December 31, 2000
CONSOLIDATING CONDENSED STATEMENT OF CASH FLOW Year Ended December 31, 1999